EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - THE PENN TRAFFIC COMPANY]


FOR IMMEDIATE RELEASE                   CONTACT:    Marc Jampole
                                                    Jampole Communications, Inc.
                                                    412-471-2463


                PENN TRAFFIC FILES PLAN TO EMERGE FROM CHAPTER 11

             COMPANY REORGANIZES AROUND 109 COMPANY-OPERATED STORES
                         WITH SIGNIFICANTLY REDUCED DEBT


SYRACUSE, NEW YORK -- AUGUST 20, 2004 - The Penn Traffic Company today announced that it has filed its Plan of Reorganization with the U.S. Bankruptcy Court for the Southern District of New York. Upon approval of the Plan by the Court, Penn Traffic expects to emerge from chapter 11 in the fall of 2004 with significantly reduced debt and with its core business intact, including 109 company-operated stores, its wholesale/franchise business and the Penny Curtiss bakery.

Penn Traffic filed for chapter 11 protection on May 30, 2003 in order to facilitate a restructuring of its operations and debt load. Upon consummation of the Plan of Reorganization:

  > Penn Traffic's post-petition secured lenders will be repaid in full in the approximate amount of $26 million;

  > Holders of allowed unsecured claims in the approximate aggregate amount of $277 million will receive their pro rata share of 100% of the newly issued common stock of reorganized Penn Traffic, subject to dilution in respect of new common stock that may be issued to management of reorganized Penn Traffic and new common stock that may be issued in respect of a disputed claim in the amount of $125 million asserted by the Pension Benefit Guaranty Corporation;

  >        Penn Traffic's existing common stock will be cancelled; and

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  >        Up to 10% of the newly issued common stock in Penn Traffic will be reserved for issuance pursuant to management incentive stock grants.

Cash requirements to satisfy the Company's obligations under the Plan will be funded from its excess cash and borrowings under a new secured exit financing facility to be entered into by the Company. Prior to its chapter 11 filing, Penn Traffic had approximately $337 million in funded debt. It is anticipated that total debt upon the Company's expected emergence from chapter 11 in the fall of 2004 will be approximately $88 million.

The Company's filing of its Plan of Reorganization reflects the dramatic turnaround in the Company's operating performance and financial condition since it entered chapter 11. Key elements of the turnaround at Penn Traffic include:

  > The sale or closing of unprofitable and non-core operations, including the Big Bear supermarket chain and approximately 37 additional supermarkets.

  > Substantial improvements in working capital management through changes in operating philosophy and discipline.

  > Implementation of operating cost reductions through overhead reductions and facility consolidations.

  > Implementation of new product, marketing and distribution initiatives.

  > A greatly improved liquidity position - as of today's filing, Penn Traffic has paid down approximately $132 million in secured debt, and will convert an additional $105 million in funded debt and $172 million in unsecured claims to equity in reorganized Penn Traffic.


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Robert Chapman, President and CEO of Penn Traffic, said: "We are extremely proud of our achievements in restructuring Penn Traffic. The new Penn Traffic will have a solid core of very healthy and competitive supermarkets, and our bakery operations and wholesale/ franchise businesses remain strong. We believe the steps we have taken to improve liquidity and operating performance, and to dramatically reduce our debt, have put Penn Traffic on strong footing for the future. This achievement is very much a testament to the hard work and dedication of all of the Company's employees, as well as the loyal support of our business partners. We are very excited to enter this new phase in Penn Traffic's history."

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FORWARD-LOOKING STATEMENTS

         This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as `believe,' `anticipate,' `estimate,' `expect,' `could,' and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the Company to improve its operating performance and effectuate its business plans; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; its ability to generate cash; its ability to attract and maintain adequate capital; its ability to refinance; increases in prevailing interest rates; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for theCompany to propose and confirm one or more plans of reorganization; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; general economic and business conditions; competition, including increased capital investment and promotional activity by the Company's competitors; availability, location and terms of sites for store development; the successful implementation of the Company's capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the Company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending or yet-to-be-instituted legal proceedings and governmental investigations. The Company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.